EXHIBIT (a)(1)(C)

Notice of Guaranteed Delivery

for

Tender of Shares of Common Stock

of

Thomasville Bancshares, Inc.

(Not to be used for Signature Guarantees)

     This Notice of Guaranteed Delivery (or one substantially in the form hereof) must be used to accept the Offer (as defined below) if (a) certificates representing shares of common stock, par value $1.00 per share, of Thomasville Bancshares, Inc., a Georgia corporation are not immediately available; (b) time will not permit all required documents to reach SunTrust Bank (the “Depositary”) on or prior to the expiration date (as defined in Section 1 of “The Offer” of the Offer to Purchase (as defined below)); or (c) the procedure for book-entry transfer, as set forth in the Offer to Purchase, cannot be completed on a timely basis. This Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary. See Section 3 of “The Offer” of the Offer to Purchase.

The Depositary for the Offer Is:
SunTrust Bank
1-800-568-3476

By U.S. Mail, Overnight Delivery or Hand:	By U.S. Mail:
SunTrust Bank Stock Transfer Department 58 Edgewood Avenue Room 225, Annex Atlanta, Georgia 30303	SunTrust Bank Stock Transfer Department P.O. Box 4625 Atlanta, Georgia 30302

     Delivery of this Notice of Guaranteed Delivery to an address other than as set forth above will not constitute a valid delivery.

The Guarantee on the Reverse Side Must Be Completed.

Ladies and Gentlemen:

     The undersigned hereby tender(s) to Thomasville Bancshares, Inc. a Georgia corporation, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 6, 2002 (the “Offer to Purchase”), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”), receipt of which is hereby acknowledged, the number of shares of common stock of Thomasville Bancshares indicated below pursuant to the guaranteed delivery procedure set forth in Section 3 of “The Offer” of the Offer to Purchase.

Number of Shares:	Name(s) of Holders:

Certificate No.(s) (If Available):
(Please Type or Print)

Address(s):

(Zip Code)

Check this box if shares will be delivered by book-	Daytime Area Code and Telephone Number:
entry transfer: ☐

Account No.

Date: , 2002	Signature(s) of Holders:

GUARANTEE

(NOT TO BE USED FOR SIGNATURE GUARANTEE)

     The undersigned, a financial institution that is a member in good standing of the Securities Transfer Agents Medallion Program (an “Eligible Institution”), hereby guarantees delivery to the Depositary, at one of its addresses set forth above, of either the stock certificates evidencing all of the shares tendered hereby, in proper form for transfer, or a confirmation of the book-entry transfer of the shares into the Depositary’s account at The Depository Trust Company, in either case together with delivery of a properly completed and duly executed Letter of Transmittal (or facsimile copy thereof with original signature(s)) with any required signature guarantee, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery, and any other documents required by the Letter of Transmittal, within three Nasdaq trading days after the date of execution of this Notice of Guaranteed Delivery.

     The Eligible Institution that completes this form must communicate the guarantee to the Depositary and must deliver the Letter of Transmittal and stock certificates to the Depositary within the time period indicated herein. Failure to do so could result in a financial loss to such Eligible Institution.

Name of Firm:

Authorized Signature

Address:

Zip Code

Title:

Name:

Please Type or Print

Area Code and Telephone No.

Date:                         , 2002

Note: Do not send stock certificates with this Notice. Stock certificates should be sent with your Letter of Transmittal.